Exhibit 99.1

DRUGSTORE.COM, INC.

2008 EQUITY INCENTIVE PLAN

NOTICE OF GRANT OF RESTRICTED STOCK UNITS

Unless otherwise defined herein, the terms defined in the 2008 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Notice of Grant of Restricted Stock Units (the “Notice of Grant”) and the Terms and Conditions of the Restricted Stock Units attached hereto as Exhibit A (together, the “Agreement”).

[PARTICIPANT’S NAME]

[PARTICIPANT’S ADDRESS]

The Participant (as defined below) has been granted an Award of Restricted Stock Units, subject to the terms and conditions of the Plan and this Agreement, as follows:

Grant Number

Date of Grant

Vesting Commencement Date

Number of Restricted Stock Units

Vesting Schedule:

Subject to any acceleration provisions contained in the Plan or set forth below, the Restricted Stock Units will vest in accordance with the following schedule:

[INSERT VESTING SCHEDULE]

In the event the Participant ceases to be a Service Provider for any or no reason before the Participant vests in the Restricted Stock Unit, the Restricted Stock Unit and the Participant’s right to acquire any Shares hereunder will immediately terminate.

By the Participant’s acceptance, the Participant represents that he or she is familiar with the terms and provisions of the Plan, and hereby accepts this Agreement subject to all of the terms and provisions thereof. The Participant has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement. The Participant agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan and or this Agreement. The Participant further agrees to notify the Company upon any change in the residence indicated above.

PARTICIPANT	DRUGSTORE.COM, INC.

Signature	By

Print Name	Title

EXHIBIT A

TERMS AND CONDITIONS OF THE RESTRICTED STOCK UNITS

1. Grant. The Company hereby grants to the individual named in the Notice of Grant (the “Participant”) under the Plan the number of Restricted Stock Units indicated in the Notice of Grant, subject to all of the terms and conditions in this Agreement and the Plan, which is incorporated herein by reference. Subject to Section 19(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan will prevail.

2. Company’s Obligation to Pay. Each Restricted Stock Unit represents the right to receive a Share on the date it vests. Unless and until the Restricted Stock Units will have vested in the manner set forth in Sections 3 or 4, the Participant will have no right to payment of any such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Any Restricted Stock Units that vest in accordance with Sections 3 or 4 will be paid to the Participant (or in the event of the Participant’s death, to his or her estate) in whole Shares, subject to the Participant satisfying any applicable tax withholding obligations as set forth in Section 7. Subject to the provisions of Section 4, such vested Restricted Stock Units will be paid in Shares upon or as soon as practicable after vesting (but in each such case within the period ending no later than sixty (60) days following the vesting date). In no event will the Participant be permitted, directly or indirectly, to specify the taxable year of payment of any Restricted Stock Units payable under this Agreement. No fractional Shares will be issued under this Agreement.

3. Vesting Schedule. Except as provided in Section 4, and subject to Section 5, the Restricted Stock Units awarded by this Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Restricted Stock Units scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in the Participant in accordance with any of the provisions of this Agreement, unless the Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting occurs.

4. Administrator Discretion.

(a) The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock Units at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Administrator.

(b) Acceleration.

(i) If the Administrator, in its discretion, accelerates the vesting of the balance, or some lesser portion of the balance, of the Award of Restricted Stock Units, subject to the provisions of this paragraph 4, paragraph 5 and paragraph 7, the payment of such accelerated portion of the Award shall be made as soon as practicable after the new vesting date; provided, however, if the Restricted Stock Units are “deferred compensation” within the meaning of

“Section 409A” (as defined below), the payment of such accelerated Restricted Stock Units nevertheless shall be made at the same time or times as if such Restricted Stock Units had vested in accordance with the vesting schedule set forth in paragraph 3, including any necessary application of the six-month delay provided for in paragraph 4(c) (whether or not the Participant remains employed by the Company or a Parent or Subsidiary of the Company as of such date(s)), unless an earlier payment date, in the judgment of the Administrator, would not cause the Participant to incur an additional tax under Section 409A, in which case, payment of such accelerated Award shall be as soon as administratively practicable upon or following the earliest permissible payment date that would not cause the Participant to incur an additional tax under Section 409A, subject to paragraph 5(c) with respect to specified employees. Notwithstanding the foregoing, any delay in payment pursuant to this paragraph 3(c) will cease upon the Participant’s death and such payment will be made as soon as practicable after the date of Participant’s death. In no event will the Participant be permitted, directly or indirectly, to specify the taxable year of payment of any Restricted Stock Units payable under this Agreement. For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time, as well as any applicable state law equivalent.

(ii) Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of all or a portion of the Restricted Stock Units accelerate pursuant to any plan, agreement, resolutions or arrangement that provides for acceleration in the event of a change in control that is not a “change in control” within the meaning of Section 409A, then the payment of such accelerated portion of the Restricted Stock Units (including any new or additional awards existing as a result of Section 14 of the Plan) will be made in accordance with the timing of payment rules that apply to discretionary accelerations under paragraph 4(b)(i) (with the general payment timing rule or payment rules relating to “deferred compensation” Restricted Stock Units applying as appropriate). If the vesting of all or a portion of the Restricted Stock Units accelerates in the event of a change in control that is a “change in control” within the meaning of Section 409A, then the payment of such accelerated Restricted Stock Units (including any new or additional awards existing as a result of Section 14 of the Plan) will be made within sixty (60) days following the change in control event.

(c) Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with the Participant’s termination as a Service Provider, such accelerated Restricted Stock Units will not be payable until and unless the Participant has a “separation from service” within the meaning of Section 409A if the Restricted Stock Units are “deferred compensation” within the meaning of Section 409A or would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9). Further, and notwithstanding anything in the Plan or this Agreement to the contrary, if any such accelerated Restricted Stock Units would otherwise become payable upon a “separation from service” within the meaning of Section 409A, and if (x) the Participant is a “specified employee” within the meaning of Section 409A at the time of such “separation from service” within the meaning of Section 409A (other than due to the Participant’s death) and (y) the payment of all or a portion of such accelerated Restricted Stock Units would result in the imposition of additional tax under Section 409A if paid to the Participant on or within the six (6) month period following the

Participant’s “separation from service” within the meaning of Section 409A, then the payment of the portion of such accelerated Restricted Stock Units that would result in the additional tax imposition will not be made until the date six (6) months and one (1) day following the date of the Participant’s “separation from service” within the meaning of Section 409A, unless the Participant dies following his or her termination as a Service Provider, in which case the Restricted Stock Units will be paid in Shares to the Participant’s estate as soon as practicable following his or her death.

(d) It is the intent of this Agreement to be exempt from or comply with the requirements of Section 409A so that none of the Restricted Stock Units provided under this Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein and in the Plan will be interpreted to be exempt or to so comply. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

5. Forfeiture upon Termination of Status as a Service Provider. Notwithstanding any contrary provision of this Agreement, the balance of the Restricted Stock Units that have not vested as of the time of the Participant’s termination as a Service Provider for any or no reason will be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company and the Participant’s right to acquire any Shares hereunder will immediately terminate.

6. Death of the Participant. Any distribution or delivery to be made to the Participant under this Agreement will, if the Participant is then deceased, be made to the Participant’s designated beneficiary, or if no beneficiary survives the Participant, the administrator or executor of the Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

7. Withholding of Taxes. Notwithstanding any contrary provision of this Agreement, no Shares shall be distributed to the Participant unless and until all income tax, social insurance, payroll tax, payment on account, employment or other tax-related withholding which the Company determines must be withheld or collected with respect to such Shares (the “Tax-Related Items”) have been satisfied with respect to such Shares or satisfactory arrangements (as determined by the Administrator) will have been made by Participant for the satisfaction of all Tax-Related Items. If the Participant fails to make satisfactory arrangements for the payment of any Tax-Related Items at the time any applicable Shares otherwise are scheduled to vest or tax withholdings are otherwise due with respect to the Restricted Stock Units or the Shares issuable thereunder, the Participant will permanently forfeit such Shares and the Shares will be returned to the Plan at no cost to the Company. Regardless of any action taken by the Company or Participant’s employer (the “Employer”) with respect to the Tax-Related Items, Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by Participant is and remains Participant’s responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award of Restricted Stock Units, including the grant, vesting, assignment, release or cancellation of the Shares of Restricted Stock Units, the subsequent sale of Shares acquired pursuant to the vesting of Restricted Stock Units, or the receipt of any dividends and (ii) do not commit to structure the terms of the grant or any other aspect of the Award of Restricted Stock Units to reduce or eliminate Participant’s liability for Tax-Related Items.

The Participant shall pay by “Sell-to-Cover” (as defined below) any Tax-Related Items the Company determines must be withheld or collected with respect to such Restricted Stock Units. By virtue of his or her execution of this Agreement, the Participant hereby expressly consents to pay by Sell-to-Cover any Tax-Related Items which the Company determines must be withheld or collected with respect to such Restricted Stock Units. In addition, the Participant hereby expressly confers on the Company a power of attorney to irrevocably instruct a broker to assign to the Company the proceeds of the sale of that number of shares of Stock necessary to pay any Tax-Related Items which the Company determines must be withheld or collected with respect to the Restricted Stock Units.

For this purpose, a “Sell-to-Cover” means the automatic sale of a portion of the Shares issued upon the vesting of such Restricted Stock Units to the extent and through delivery by the Company of irrevocable instructions to a broker (or through such other means as the Company may determine in its sole discretion), such that the Company is assigned the proceeds of the sale of that number of Shares necessary to pay any Tax-Related Items which the Company determines must be withheld or collected with respect to the Restricted Stock Units. The net proceeds from such sale shall be remitted to the relevant tax authorities for the benefit of the Participant in the amounts directed by the Company and any remaining net proceeds, if any, shall be delivered to the Participant.

8. Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant. After such issuance, recordation and delivery, the Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

9. No Guarantee of Continued Service. THE PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RESTRICTED STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING THE PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OF RESTRICTED STOCK UNITS OR ACQUIRING SHARES HEREUNDER. THE PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH THE PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING THE PARTICIPANT) TO TERMINATE THE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

10. Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of in care of its General Counsel at drugstore.com, inc., 411 108th Avenue, Suite 1400, Bellevue, Washington 98004, or at such other address as the Company may hereafter designate in writing.

11. Grant is Not Transferable. Except to the limited extent provided in Section 6, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

12. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

13. Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law or law of another jurisdiction, Company stockholder approval requirements under applicable law or securities exchange requirements, or the consent or approval of any governmental regulatory authority or any securities exchange is necessary or desirable as a condition to the issuance of Shares to the Participant (or his or her estate), the issuance of such Shares will not occur prior to fulfillment of all the following conditions: (a) the admission of such Shares to listing on all securities exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission, any other governmental regulatory body or any securities exchange on which such class of stock is then listed, which the Administrator will, in its absolute discretion, deem necessary or advisable; (c) the approval of the Plan and/or the Award pursuant to Company stockholder approval requirements under applicable law or securities exchange requirements; or (d) the obtaining of any approval or other clearance from any state or federal governmental agency or the securities exchanges on which such class of stock is then listed, which the Administrator will, in its absolute discretion, determine to be necessary or advisable. Where the Company determines that the delivery of the payment of any Shares will violate federal securities laws, other applicable laws or the requirements of any securities exchange on which such class of Shares is then listed, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

14. Restrictions on Sale of Securities. Any sale of the Shares issued as payment for vested Restricted Stock Units awarded under this Agreement must comply with the Company’s insider trading policies (including any applicable market black-out periods) and other policies as in effect from time to time, as well as all applicable law.

15. Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. Capitalized terms used and not defined in this Agreement will have the meaning set forth in the Plan.

16. Administrator Authority. The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon the Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

17. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

18. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

19. Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

20. Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Participant expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this Award of Restricted Stock Units.

21. Amendment, Suspension or Termination of the Plan. By accepting this Award, the Participant expressly warrants that he or she has received an Award of Restricted Stock Units under the Plan, and has received, read and understood a description of the Plan. The Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.

22. Governing Law. This Award Agreement will be governed by the laws of the State of Washington, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award of Restricted Stock Units or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Washington, and agree that such litigation will be conducted in the courts of King County, Washington, or the federal courts for the United States for the Western District of Washington, and no other courts, where this Award of Restricted Stock Units is made and/or to be performed.